Exhibit 10.4

CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT

This CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT (this “Agreement”), made as of March 11, 2020 (the “Effective Date”), is by and between Ideaya Biosciences, Inc., having a place of business at 7000 Shoreline Ct, Suite 350, South San Francisco CA 94080 (“Ideaya”), and Pfizer Inc., having a place of business at 235 East 42nd Street, New York, NY 10017 USA (“Pfizer”).  Ideaya and Pfizer are each referred to herein individually as “Party” and collectively “Parties”.

RECITALS

A.Ideaya is developing the Ideaya Compound (as defined below) for the treatment of certain tumor types.

B.Pfizer is developing the Pfizer Compound (as defined below) for the treatment of certain tumor types.

C.Ideaya desires to sponsor one or more clinical trials in which the Pfizer Compound and the Ideaya Compound would be dosed concurrently or in combination.

D.Ideaya and Pfizer, consistent with the terms of this Agreement, desire to collaborate as more fully described herein, including by providing the Ideaya Compound and the Pfizer Compound for the Study (as defined below).

NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions, the Parties, intending to be legally bound, mutually agree as follows:

1.	Definitions.

For all purposes of this Agreement, the capitalized terms defined in this Article 1 and throughout this Agreement shall have the meanings herein specified.

1.1“Adverse Event” (also known as “Adverse Experience” and “AE”) means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product, which does not necessarily have to have a causal relationship with this treatment.

1.2“Affiliate” means, with respect to either Party, a firm, corporation or other entity which directly or indirectly owns or controls said Party, or is owned or controlled by said Party, or is under common ownership or control with said Party. The word “control” means (i) the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of a legal entity, or (ii) possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities, contract rights, voting rights, corporate governance or otherwise.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.3“Agreement” means this agreement, as amended by the Parties from time to time, and as set forth in the preamble.

1.4“Applicable Law” means all federal, state, local, national and regional statutes, laws, rules, regulations and directives applicable to a particular activity hereunder, including performance of clinical trials, medical treatment and the processing and protection of personal and medical data, that may be in effect from time to time, including those promulgated by the United States Food and Drug Administration (“FDA”), national regulatory authorities, the European Medicines Agency (“EMA”) and any successor agency to the FDA or EMA or any agency or authority performing some or all of the functions of the FDA or EMA in any jurisdiction outside the United States or the European Union (each a “Regulatory Authority” and collectively, “Regulatory Authorities”), and including without limitation cGMP and GCP (each as defined below); all data protection requirements such as those specified in the EU General Data Protection Regulation 2016/679 and the regulations issued under the United States Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); export control and economic sanctions regulations which prohibit the shipment of United States-origin products and technology to certain restricted countries, entities and individuals; anti-bribery and anti-corruption laws pertaining to interactions with government agents, officials and representatives; laws and regulations governing payments to healthcare providers; and any United States or other country’s or jurisdiction’s successor or replacement statutes, laws, rules, regulations and directives relating to the foregoing.

1.5 “Business Day” means any day other than a Saturday, Sunday or any public holiday in the country where the applicable obligations are to be performed.

1.6“Calendar Quarter” means a three-month period beginning on January, April, July or October 1st.

1.7“Calendar Year” means a one-year period beginning on January 1st and ending on December 31st.

1.8“cGMP” means the current Good Manufacturing Practices officially published and interpreted by EMA, FDA and other applicable Regulatory Authorities that may be in effect from time to time and are applicable to the Manufacture of the Compounds.

1.9“Clinical Data” means all data (including raw data) and results generated under the Study; excluding, however, Sample Testing Results (including raw data therein).

1.10“Combination” means the use or method of using the Pfizer Compound and the Ideaya Compound in concomitant or sequential administration.

1.11“Compounds” means the Ideaya Compound and the Pfizer Compound.  A “Compound” means the Ideaya Compound or the Pfizer Compound, as applicable.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.12“Confidential Information” means any information, Know-How or other proprietary information or materials furnished to one Party by the other Party pursuant to this Agreement, except to the extent that such information or materials: (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party, as demonstrated by competent evidence; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (d) was lawfully disclosed to the receiving Party by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or (e) was subsequently developed by the receiving Party without use of the Confidential Information, as demonstrated by competent evidence.

1.13“CTA” means an application to a Regulatory Authority for purposes of requesting the ability to start or continue a clinical trial.

1.14“Data Sharing and Sample Testing Schedule” means the schedule attached hereto as Schedule I.

1.15“Delivery” has the meaning set forth in Section 8.3.1.

1.16“Disposition Package” has the meaning set forth in Section 8.7.1.

1.17“Dispute” has the meaning set forth in Section 21.1.

1.18“Effective Date” has the meaning set forth in the preamble.

1.19“EMA” has the meaning set forth in the definition of Applicable Law.

1.20“FDA” has the meaning set forth in the definition of Applicable Law.

1.21“GCP” means the Good Clinical Practices officially published by EMA, FDA and the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) that may be in effect from time to time and are applicable to the testing of the Compounds.

1.22“Government Official” means: (a) any officer or employee of a government or any department, agency or instrument of a government; (b) any person acting in an official capacity for or on behalf of a government or any department, agency, or instrument of a government; (c) any officer or employee of a Ideaya or business owned in whole or part by a government; (d) any officer or employee of a public international organization such as the World Bank or United Nations; (e) any officer or employee of a political party or any person acting in an official capacity on behalf of a political party; and/or (f) any candidate for political office; who, when such Government Official is acting in an official capacity, or in an official decision-making role, has responsibility for performing regulatory inspections, government authorizations or licenses, or otherwise has the capacity to take decisions with the potential to affect the business of either of the Parties.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.23“HIPAA” has the meaning set forth in the definition of Applicable Law.

1.24“Ideaya” has the meaning set forth in the preamble.

1.25“Ideaya Compound” means the compound referred to by Ideaya as IDE196, excluding, however, any generic version of IDE196 other than a generic version owned or controlled by Ideaya or its Affiliate.

1.26“IND” means an Investigational New Drug Application filed or to be filed with the FDA as described in Title 21 of the U.S. Code of Federal Regulations, Part 312, and the equivalent application in the jurisdictions outside the United States, including an “Investigational Medicinal Product Dossier” filed or to be filed with the Regulatory Authorities in the European Union.

1.27“Inventions” means all inventions and discoveries which are made or conceived in the performance of the Study and/or which are made or conceived by a Party through use of the Clinical Data.

1.28“Joint Development Committee” or “JDC” has the meaning set forth in Section 3.9.

1.29“Jointly Owned Invention” has the meaning set forth in Section 10.1.1.

1.30“Joint Patent Application” has the meaning set forth in Section 10.1.2.

1.31“Joint Patent” means a patent that issues from a Joint Patent Application.

1.32“Know-How” means any proprietary invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, including manufacturing, use, process, structural, operational and other data and information, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable, that is not generally known or otherwise in the public domain.

1.33“Liability” has the meaning set forth in Section 14.2.1.

1.34“Manufacture,” “Manufactured,” or “Manufacturing” means all stages of the manufacture of a Compound, including planning, purchasing, manufacture, processing, compounding, storage, filling, packaging, waste disposal, labeling, leafleting, testing, quality assurance, sample retention, stability testing, release, dispatch and supply, as applicable.

1.35“Manufacturer’s Release” or “Release” has the meaning ascribed to such term in the Quality Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.36“Manufacturing Site” means the facilities where a Compound is Manufactured by or on behalf of a Party, as such Manufacturing Site may change from time to time in accordance with Section 8.6 (Changes to Manufacturing).

1.37“MEK Inhibitor” means any small or large molecule that inhibits the mitogen-activated protein kinase kinase enzymes MEK1 and/or MEK2.

1.38“Non-Conformance” means, with respect to a given unit of Compound, (i) an event that deviates from an approved cGMP requirement with respect to the applicable Compound, such as a procedure, Specification, or operating parameter, or that requires an investigation to assess impact to the quality of the applicable Compound or (ii) that such Compound failed to meet the applicable representations and warranties set forth in Section 2.3.1.  Classification of the Non-Conformance is detailed in the Quality Agreement.

1.39 “Party” has the meaning set forth in the preamble.

1.40“Permitted Use” has the meaning set forth in Section 3.7.

1.41“Pfizer” has the meaning set forth in the preamble.

1.42“Pfizer Compound” means MEKTOVI (binimetinib) or a salt thereof, excluding, however, any generic version of binimetinib other than a generic version owned or controlled by Pfizer or its Affiliate.

1.43“Pharmacovigilance Agreement” means that certain pharmacovigilance agreement entered into by the Parties on or prior to the initiation of the Study and regarding the Compounds.

1.44“PKC Inhibitor” means any small or large molecule that inhibits protein kinase C.

1.45“Protocol” means the written documentation that describes the Study and sets forth specific activities to be performed as part of the Study conduct, a summary of which is attached hereto as Appendix A.

1.46“Quality Agreement” means that certain quality agreement being entered into by the Parties prior to the initiation of the Study.

1.47“Regulatory Approvals” means any and all permissions (other than the Manufacturing approvals) required to be obtained from Regulatory Authorities and any other competent authority for the development, registration, importation, use (including in clinical trials), distribution, sale and marketing of a Compound in the United States, Europe or other applicable jurisdictions for use in humans, including any pricing or reimbursement approvals.

1.48“Regulatory Authorities” has the meaning set forth in the definition of Applicable Law.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.49“Related Agreements” means the Pharmacovigilance Agreement and the Quality Agreement.

1.50“Samples” means urine, blood and tissue samples taken, in accordance with the Protocol, from patients participating in the Study.

1.51“Sample Testing” means the analyses to be performed by each Party using the applicable Samples, as described in the Data Sharing and Sample Testing Schedule.

1.52“Sample Testing Results” means those results arising from the Sample Testing which are to be shared between Ideaya and Pfizer, as set forth in the Data Sharing and Sample Testing Schedule.

1.53“SEC Rules” means the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.54“Specifications” means, with respect to a given Compound, the set of requirements for such Compound as set forth in the Quality Agreement.

1.55“Study” means the portion of the Global Phase 1 study in Metastatic Uveal Melanoma (MUM) and GNAQ/11-mutated Solid Tumors (non-MUM) pertaining to the clinical evaluation of the Ideaya Compound in combination with the Pfizer Compound.

1.56“Study Completion” has the meaning set forth in Section 3.6.

1.57“Territory” means anywhere in the world.

1.58“Third Party” means any person or entity other than Pfizer, Ideaya or their respective Affiliates.

2	Scope of the Agreement.

2.1Each Party shall contribute to the Study such resources as are necessary to fulfill its obligations set forth in this Agreement.

2.2Each Party agrees to act in good faith in performing its obligations under this Agreement and each Related Agreement, and shall notify the other Party as promptly as possible in the event of any Manufacturing delay that is likely to adversely affect supply of its Compound or Compounds as contemplated by this Agreement.

2.3Representations and Warranties.

2.3.1Pfizer agrees to Manufacture and supply the Pfizer Compound for purposes of the Study as set forth in Article 8 and the Supply Schedule, and Pfizer hereby represents and warrants to Ideaya that, at the time of Delivery of the Pfizer Compound, such Pfizer Compound shall have been Manufactured and supplied in compliance with: (i) the Specifications for the Pfizer Compound; (ii) the Quality Agreement; and (iii) all

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Applicable Law, including cGMP and health, safety and environmental protections.  Ideaya agrees to Manufacture and supply the Ideaya Compound for purposes of the Study as set forth in Article 8 and the Supply Schedule, and Ideaya hereby represents and warrants to Pfizer that, at the time of Delivery of the Ideaya Compound, such Ideaya Compound shall have been Manufactured and supplied in compliance with: (a) the Specifications for the Ideaya Compound; (b) the Quality Agreement; and (c) all Applicable Law, including cGMP and health, safety and environmental protections.

2.3.2Pfizer hereby represents and warrants to Ideaya that, at the time of Delivery of the Pfizer Compound, such Pfizer Compound shall be free from any Non-Conformance.

2.3.3Without limiting the foregoing, each Party is responsible for obtaining all regulatory approvals (including facility licenses) that are required to Manufacture its Compounds in accordance with Applicable Law (provided that for clarity, Ideaya shall be responsible for obtaining Regulatory Approvals for the Study as set forth in Section 3.3).

2.4Each Party shall have the right to subcontract any portion of its obligations hereunder: (i) to its own Affiliates, without the other Party’s written consent; or (ii) to third parties, provided that with respect to third parties that are directly involved in the conduct of the clinical trial that is subject of the Study, the JDC has approved (in a written document) the use of such third parties in the performance of such activities, and provided further that no consent shall be necessary for either Party’s delegation to or use of contract research organizations or other third parties that (A) are already conducting clinical trials of such Party’s Compounds and are set forth in the Protocol as performing such Study activities, or (B) are conducting Sample Testing for such Party. In any event, each Party shall remain solely and fully liable for the performance of its subcontractors.  Each Party shall ensure that each of its subcontractors performs its obligations pursuant to the terms of this Agreement, including the Appendices attached hereto.  Each Party shall use reasonable efforts to obtain and maintain copies of documents relating to the obligations performed by such subcontractors that are held by or under the control of such subcontractors and that are required to be provided to the other Party under this Agreement.

2.5This Agreement does not create any obligation on the part of Ideaya to provide the Ideaya Compound for any activities other than the Study, nor does it create any obligation on the part of Pfizer to provide the Pfizer Compound for any activities other than the Study.

2.6Nothing in this Agreement shall (i) prohibit either Party from performing clinical studies other than the Study relating to its own Compounds, either individually or in combination with any other compound or product, in any therapeutic area, or (ii) create an exclusive relationship between the Parties with respect to any Compound.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

3	Conduct of the Study.

3.1Ideaya shall act as the sponsor of the Study and shall hold the IND relating to the Study; provided, however, that in no event shall Ideaya file a separate IND for the Study unless required by Regulatory Authorities to do so.  If a Regulatory Authority requests a separate IND for the Study the Parties will meet and mutually agree on an approach to address such requirement.

3.2Ideaya shall ensure that the Study is performed in accordance with this Agreement, the Protocol and all Applicable Law, including GCP.  In the event that any Regulatory Authority, ethics committee or institutional review board has questions related to the Protocol or the conduct of the Study that relate to the Pfizer Compound, Pfizer will provide reasonable assistance in responding to such questions.

3.3Ideaya shall ensure that all directions from any Regulatory Authority and/or ethics committee with jurisdiction over the Study are followed.  Further, Ideaya shall ensure that all Regulatory Approvals from any Regulatory Authority and/or ethics committee with jurisdiction over the Study are obtained prior to initiating performance of the Study.  Pfizer shall have the right (but no obligation) to participate in any discussions with a Regulatory Authority regarding matters related to the Pfizer Compound.  Each Party grants to the other Party a non-exclusive, non-transferable (except in connection with a permitted assignment, sublicense or subcontract) “right of reference” (as defined in US FDA 21 CFR 314.3(b)), or similar “right of reference” as defined in applicable regulations in the relevant part of the Territory, with respect to Clinical Data and results related to Compounds, solely as necessary for the other Party to prepare, submit and maintain regulatory submissions related to the other Party’s Compound and Regulatory Approvals.  Further, each Party shall provide to the other a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate such right of reference.

3.4Notwithstanding anything to the contrary in this Agreement, neither Party shall have any right to access the other Party’s CMC data with respect to its Compounds.  If necessary, Pfizer shall authorize FDA and other applicable Regulatory Authorities to cross-reference the appropriate Pfizer Compound U.S., EU and Australia Regulatory Approvals to provide data access to Ideaya solely to the extent necessary to support conduct of the Study.  If the cross-references to such Regulatory Approvals are not deemed sufficient by a Regulatory Authority in any given country, Pfizer shall file the complete CMC components of the Common Technical Document for its Compound (the “CMC Data”) with such Regulatory Authority, with a letter of authorization for Ideaya to cross-reference the CMC Data for the review of the CTA; however, Ideaya shall have no right to directly access the CMC Data.  Ideaya shall reimburse Pfizer for the costs for preparing the CMC Data for filing with such Regulatory Authority(ies) and related filing costs. In addition to the foregoing, Pfizer shall provide the materials described in Appendix B to Ideaya in accordance with Appendix B, and shall provide such other documents and information as may be requested by a Regulatory Authority, to the extent such documents and information are reasonably available to Pfizer. Pfizer hereby agrees that it shall review Section D of the European Clinical Trials Database (EudraCT) Application Form

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Worksheets and Medicines section of the Clinical Trial Notification (CTN) Form completed by Ideaya with respect to the Pfizer Compound for purposes of the CTA and CTN, respectively, no later than [***] days following receipt from Ideaya, provide any corrections or additions required for accuracy and completeness of such Worksheets.

3.5Ideaya shall ensure that all reports and related documentation required for the Study are maintained in good scientific manner and in compliance with Applicable Law.  Each Party shall provide to the other all Study information and documentation (excluding information and documentation relating to the Sample Testing other than the Sample Testing Results themselves) reasonably requested by such other Party to enable it to (i) comply with any of its legal and regulatory obligations, or any request by any Regulatory Authority, in each case, to the extent related to the Study or such Party’s Compound, (ii) conduct the Sample Testing, (iii) satisfy any contractual obligation to a subcontractor engaged pursuant to Section 2.4 hereof, and (iv) in the case of Pfizer, determine whether the Study has been performed by Ideaya in accordance with this Agreement.

3.6Ideaya shall provide to Pfizer copies of all Clinical Data, in electronic form or other mutually agreeable alternate form, and on the timelines specified in the Data Sharing and Sample Testing Schedule (if applicable) or upon mutually agreeable timelines, and a complete copy of the Clinical Data shall be provided to Pfizer no later than [***] days following Study Completion.  Pfizer shall provide pharmacokinetics data regarding the Pfizer Compound to Ideaya on the timelines specified in the Data Sharing and Sample Testing Schedule (if applicable) or upon mutually agreeable timelines.  “Study Completion” shall be deemed to occur upon lock of the Study database.  Ideaya shall ensure that all patient authorizations and consents required under HIPAA, the EU Data Protection Directive or any other similar Applicable Law in connection with the Study permit such sharing of Clinical Data with Pfizer.

3.7Ideaya shall provide Samples to Pfizer as specified in the Protocol or as agreed to by the Joint Development Committee.  Each Party shall use the Samples only for the Sample Testing allocated to such Party in the Data Sharing and Sample Testing Schedule, and each Party shall be responsible for conducting the Sample Testing allocated to such Party that is related to its own Compound. Ideaya shall own all data arising from the Sample Testing conducted by or on behalf of Ideaya.  Ideaya shall provide to Pfizer the Sample Testing Results for the Sample Testing conducted by or on behalf of Ideaya, in electronic form or other mutually agreeable alternate form, and on the timelines specified in the Data Sharing and Sample Testing Schedule or other mutually agreed timelines.  Likewise Pfizer shall own all data arising from the Sample Testing conducted by or on behalf of Pfizer.  Pfizer shall provide to Ideaya the Sample Testing Results for the Sample Testing conducted by or on behalf of Pfizer, in electronic form or other mutually agreeable alternate form, and on the timelines specified in the Data Sharing and Sample Testing Schedule or other mutually agreed timelines.  Except to the extent otherwise agreed in a writing signed by authorized representatives of each Party, each Party shall use the other Party’s Sample Testing Results only for the purposes of (i) [***] and [***] filing and prosecuting patent applications for Jointly Owned Inventions and enforcing any resulting

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

patents in accordance with Article 10 (collectively, the “Permitted Use”).  Assays which are proprietary to either Party, or conducted in a proprietary nature by a Third Party, shall be the sole responsibility of the Party having the knowledge and access to the assay.  Responsibilities shall include, but are not limited to, data generation and payment to conduct the assay.  The Parties agree to provide sufficient quantities of their Compounds for interference testing in bioanalytical or proprietary assays in order to confirm, as applicable, that their Compound does not interfere with the other Party’s assay performance.  Initial experiments may be performed to determine impact to assay performance and will follow a validated protocol and/or standard operating procedure.

3.8All Clinical Data, including raw data and results therein, generated under this Agreement shall be jointly owned by Pfizer and Ideaya.  It is understood and acknowledged by the Parties that positive Clinical Data could be used to obtain Regulatory Approvals or label changes for the Compounds.  In such event, the Parties will enter into good faith negotiations to determine a regulatory submission strategy for the Compounds.  Similarly, if either Party believes that reference to data from other studies of the other Party is necessary for such Party to obtain Regulatory Approvals or label changes for its Compound, the Parties will discuss in good faith appropriate terms for possible access to or right to reference such data for such purpose.  Except as explicitly provided in Sections 9.1 and 9.2, Ideaya covenants not to disclose any unpublished Clinical Data or other documentation prepared specifically for use in connection with the Study to any Third Party in connection with Ideaya’s independent research, development and/or commercialization of the Ideaya Compound in combination with Ideaya’s or its Affiliate’s or any Third Party’s MEK Inhibitor, and Pfizer covenants not to disclose any unpublished Clinical Data or other documentation prepared specifically for use in connection with the Study to any Third Party in connection with Pfizer’s independent research, development and/or commercialization of a Pfizer Compound in combination with Pfizer’s or its Affiliate’s or any Third Party’s PKC Inhibitor.

3.9Joint Development Committee. The Parties shall form a joint development team (the “Joint Development Committee” or “JDC”), made up of an equal number of representatives of Ideaya and Pfizer, which shall have responsibility for coordinating all regulatory and other activities under, and pursuant to, this Agreement. Each Party shall designate a project manager (the “Project Manager”) who shall be responsible for implementing and coordinating activities, and facilitating the exchange of scientific information between the Parties with respect to the Study.  Other JDC members will be agreed by both Parties. The JDC shall meet as soon as practicable after the Effective Date and then no less than twice yearly, and more often as reasonably considered necessary at the request of either Party, to provide an update on Study progress.  Prior to any such meeting, the Ideaya Project Manager shall provide an update in writing to the Pfizer Project Manager, which update shall contain information about overall Study progress, recruitment status, interim analysis (if results are available), final analysis and other information relevant to the conduct of the Study.  In addition to a Project Manager, each Party shall designate an alliance manager (the “Alliance Manager”), who shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information, and shall serve as the primary point of contact for any issues arising under this

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Agreement.  The Alliance Managers shall have the right to attend all JDC meetings and may bring to the attention to the JDC any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as the Parties may mutually agree in writing. In the event that an issue arises and the Alliance Managers cannot or do not, after good faith efforts, reach agreement on such issue, the issue shall be elevated to the SVP and CMO, Head of Development for Ideaya and the SVP of Clinical Oncology for Pfizer.  Each Party shall also appoint a supply chain representative to hold telephone discussions at a mutually agreed-upon frequency to review the quantities of Pfizer Compound and Ideaya Compound needed for the Study (in accordance with Article 8 and Appendix B) and any other supply chain issues that may arise during the Study.

3.10Ideaya shall provide Pfizer with (i) an electronic draft of the final study report for Pfizer to provide comments to Ideaya within [***] days of receipt of such draft final study report and (ii) the final version of the final study report promptly following Study Completion.  Ideaya shall consider in good faith any comments provided by Pfizer on the draft of the final study report and shall not include any statements relating to a Pfizer Compound which have not been approved by Pfizer.

3.11Notwithstanding anything in this Agreement to the contrary, each Party acknowledges and agrees that the other Party may have present or future business activities or opportunities, including business activities or opportunities with Third Parties, involving MEK Inhibitors, in the case of Ideaya, or PKC Inhibitors, in the case of Pfizer, or other similar products, programs, technologies or processes.  Accordingly, each Party acknowledges and agrees that nothing in this Agreement shall be construed as a representation or inference that the other Party will not develop for itself, or enter into business relationships with other Third Parties regarding, any products, programs, studies (including combination studies), technologies or processes that are similar to or that may compete with the Combination or any other product, program, technology or process, including MEK Inhibitors or PKC Inhibitors, provided that the Clinical Data, Sample Testing Results, Jointly Owned Inventions, and Confidential Information are not used or disclosed in connection therewith in violation of this Agreement.

3.12Nothing in this Agreement shall prohibit or restrict a Party from licensing, assigning or otherwise transferring to an Affiliate or Third Party its Compound and the related Clinical Data, Confidential Information, Sample Testing Results or Jointly Owned Inventions; provided, however, that in the case of any such license, assignment or transfer, the licensee, assignee or transferee shall agree in writing to use such Clinical Data, Confidential Information, Sample Testing Results or Jointly Owned Inventions only for the Permitted Use and for any other use that is expressly permitted by this Agreement and to otherwise be bound by the terms of this Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

4	Protocol and Related Documents

4.1A summary of the initial Protocol, entitled “A phase 1/2 study of IDE196 in patients with solid tumors harboring GNAQ/11 mutations or PRKC fusions”, has been agreed to by the Parties as of the Effective Date, and is attached as Appendix A.  Ideaya shall have the final decision regarding the contents of the Protocol; provided, however, that any material changes to the Protocol relating to the Study (other than relating solely to the Ideaya Compound), and any changes (whether or not material) relating to the Pfizer Compound, shall require Pfizer’s prior written consent  Any such proposed changes will be sent in writing to Pfizer’s Project Manager and Pfizer’s Alliance Manager.  Pfizer will provide such consent, or a written explanation for why such consent is being withheld, within [***] Business Days of receiving a copy of Ideaya’s requested changes; provided that if Pfizer fails to provide such written explanation within such [***] Business Day period, then Pfizer shall be deemed to have consented to such change or changes.

4.2Ideaya shall prepare the patient informed consent form for the Study (which shall include any required consent for the Sample Testing and Clinical Data sharing) in consultation with Pfizer (it being understood and agreed that the portion of the informed consent form relating to a Pfizer Compound will be provided to Ideaya by Pfizer).  Any changes to such form that relate to the Sample Testing or a Pfizer Compound shall be subject to Pfizer’s review and prior written consent.  Any such proposed changes will be sent in writing to Pfizer’s Project Manager and Pfizer’s Alliance Manager.  Pfizer will provide such consent, or a written explanation for why such consent is being withheld, within [***] Business Days of receiving a copy of Ideaya’s requested changes; provided that if Pfizer fails to provide such written explanation within such [***] Business Day period, then Pfizer shall be deemed to have consented to such change or changes.

4.3Within a reasonable time after the Effective Date, the Parties shall enter into an agreement related to the collection of financial disclosure information from “clinical investigators” involved in the Study and the certification and/or disclosure of the same in accordance with all Applicable Law, including, but not limited to, Part 54 of Title 21 of the United States Code of Federal Regulations (Financial Disclosure by Clinical Investigators) and related FDA Guidance Documents.  Among other things, such agreement will provide (a) for Ideaya to track and collect from all “clinical investigators” involved in the Study either separate certification and/or disclosure forms for each of Ideaya and Pfizer or one (1) “combined” certification and/or disclosure form for both Ideaya and Pfizer and (b) that Ideaya will be responsible for preparing and submitting the Financial Disclosure Module 1.3.4 components to the FDA for any regulatory documentation in connection with the Study.  For purposes of this Section 4.3, the term “clinical investigators” shall have the meaning set forth in Part 54.2(d) of Title 21 of the United States Code of Federal Regulations.

4.4Pfizer may disclose in any lawful manner the terms of this Agreement, the support or funding that Pfizer is providing under this Agreement, and any other related information, to the extent necessary for Pfizer to meet its obligations under those laws, regulations and industry codes that require Pfizer to report payments or other transfers of

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

value to certain healthcare professionals and teaching hospitals (collectively, the “Transparency Laws”). Transparency Laws include, without limitation, section 6002 of the U.S. Affordable Care Act and the EFPIA Code on Disclosure of Transfers of Value. Ideaya will provide Pfizer with complete and accurate information about payments or other transfers of value reportable under Transparency Laws, and agrees to (and will cause its agents, employees and contractors to) cooperate with collection and disclosure of information necessary for Pfizer to meet its obligations under any Transparency Laws..

5	Adverse Event Reporting.

Ideaya, will be solely responsible for compliance with all Applicable Law pertaining to safety reporting for the Study and related activities.  Prior to the initiation of the Study, the Parties will have executed the Pharmacovigilance Agreement to ensure the exchange of relevant safety data and Adverse Event reporting within appropriate timeframes and in an appropriate format to enable the Parties to fulfill local and international regulatory reporting obligations and to facilitate appropriate safety reviews.

6	Term and Termination.

6.1The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until completion of all of the obligations of the Parties hereunder or until terminated by either Party pursuant to this Article 6.

6.2In the event that Pfizer reasonably and in good faith believes that a Pfizer Compound is being used in the Study in an unsafe manner and notifies Ideaya in writing of the grounds for such belief, and Ideaya fails to promptly incorporate (subject to approval by applicable Regulatory Authorities or Institutional Review Boards) changes into the Protocol reasonably requested by Pfizer to address such issue or to otherwise reasonably and in good faith address such issue, Pfizer may terminate this Agreement and the supply of the Pfizer Compound effective upon written notice to Ideaya.

6.3Either Party may terminate this Agreement if the other Party commits a material breach of this Agreement, and such material breach continues for thirty (30) days after receipt of written notice thereof from the non-breaching Party; provided that if such material breach is capable of cure but cannot reasonably be cured within thirty (30) days, the breaching Party shall be given a reasonable period of time to cure such breach, but in no event more than an additional sixty (60) days.

6.4If either Party determines in good faith, based on a review of the Clinical Data or other Study-related Know-How or other information, that the Study may unreasonably affect patient safety, such Party shall promptly notify the other Party of such determination.  The Party receiving such notice may propose modifications to the Study to address the safety issue identified by the other Party and, if the notifying Party agrees, shall act to immediately implement such modifications; provided, however, that if the notifying Party, in its sole discretion, believes that there is imminent danger to patients, such Party need not wait for the other Party to propose modifications and may instead terminate this

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Agreement immediately upon written notice to such other Party.  Furthermore, if the notifying Party, in its sole discretion, believes that any modifications proposed by the other Party will not resolve the patient safety issue, such Party may terminate this Agreement effective upon written notice to such other Party.

6.5Either Party may terminate this Agreement immediately upon written notice to the other Party in the event that any Regulatory Authority takes any action, or raises any objection, that prevents the terminating Party from supplying, in the case of Ideaya, the Ideaya Compound and, in the case of Pfizer, the Pfizer Compound, for purposes of the Study.  Additionally, either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in the event that it determines in its sole discretion to discontinue development of, in the case of Ideaya, the Ideaya Compound and, in the case of Pfizer, the Pfizer Compound, for medical, scientific, legal or other reasons.

6.6In the event that this Agreement is terminated, Ideaya shall, at Pfizer’s sole discretion, promptly either return or destroy all unused Pfizer Compound pursuant to Pfizer’s instructions.  If Pfizer requests that Ideaya destroy the unused Pfizer Compound, Ideaya shall provide written certification of such destruction.

6.7Either Party shall be entitled to terminate this Agreement immediately upon written notice to the other Party, if such other Party fails to perform any of its obligations under Section 13.3 or breaches any representation or warranty contained in Section 13.3.  The non-terminating Party shall have no claim against the terminating Party for compensation for any loss of whatever nature by virtue of the termination of this Agreement in accordance with this Section 6.7.

6.8The provisions of this Section 6.8 and Sections 3.3, 3.7 (other than the first sentence and last four sentences thereof), 3.8, 3.11, 3.12, 6.6, 6.7 (other than the first sentence thereof), 6.9, 6.10, 6.11, 13.2, 13.3.5, 13.4, 14.2 (Indemnification), 14.3 (Limitation of Liability), and Articles 1 (Definitions), 7 (Costs of Study), 9 (Confidentiality), 10 (Intellectual Property), 11 (Reprints; Rights of Cross-Reference), 12 (Press Releases and Publications), 20 (No Additional Obligations), 21 (Dispute Resolution and Jurisdiction), 22 (Notices), 23 (Relationship of the Parties) and 25 (Construction) shall survive the expiration or termination of this Agreement.

6.9Termination of this Agreement shall be without prejudice to any claim or right of action of either Party against the other Party for any prior breach of this Agreement.

6.10Upon termination of this Agreement, each Party and its Affiliates shall promptly return to the other Party or destroy any Confidential Information of the other Party (other than Clinical Data, Sample Testing Results and Inventions) furnished to the receiving Party by the other Party, except that the receiving Party shall have the right to retain one copy for record-keeping purposes, subject to ongoing obligations of confidentiality and restrictions on use hereunder.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

6.11In the event of termination by Pfizer pursuant to Section 6.3 or 6.7, Ideaya shall reimburse Pfizer for the Direct Manufacturing Costs and Indirect Manufacturing Costs (as defined herein) incurred by Pfizer for the quantities of its Compound Delivered for the Study prior to the date of the notice of termination and that are not, in accordance with Applicable Law and Pfizer’s quality standards, able to be used in other clinical trials and therefore returned to Pfizer in accordance with Section 6.6.  “Direct Manufacturing Costs” shall include [***].  “Indirect Manufacturing Costs” shall include [***].  Allocations shall be based on such Compound’s utilization relative to a manufacturing site’s total activity.  “Manufacturing Costs” shall mean the Direct Manufacturing Costs and the Indirect Manufacturing Costs.

7	Costs of Study.

The Parties agree that (i) Pfizer shall provide the Pfizer Compound for use in the Study, as described in Article 8 below, at no cost to Ideaya (except as provided in Section 6.11); and (ii) Ideaya shall provide the Ideaya Compound for use in the Study, as described in Article 8 below, at no cost to Pfizer. The Study costs will be paid fully by Ideaya.

8	Supply and Use of the Compounds.

8.1Supply of the Compounds.  Within [***] days following the Effective Date, Pfizer (or its Affiliates) and Ideaya (or its Affiliates) will enter into a supply schedule (the “Supply Schedule”) which will set out the quantities of their respective Compound that each will supply, or cause to be supplied, and the timelines for such supply, in each case, for use in the Study, including any extensions thereto.  The Supply Schedule may be revised upon the mutual written agreement of the Parties.  In the event that Ideaya determines that the quantities of Compounds set forth in the Supply Schedule are not sufficient to complete the Study (due, for example, to the addition of Study sites or countries) or any extension of the Study (due, for example, to patients having a durable response beyond the initial Study timeframe), Ideaya shall so notify Pfizer, and the Parties shall discuss in good faith regarding additional quantities of Compounds to be provided and the schedule on which such additional quantities may be provided.  Each Party shall also provide to the other Party a contact person for the supply of its Compound under this Agreement.  Notwithstanding the foregoing, or anything to the contrary herein, in the event that either Party is not supplying Compound in accordance with the terms of this Agreement, or is allocating under Section 8.10, then the other Party shall have no obligation to supply its Compound or Compounds, or may allocate proportionally.

8.2Minimum Shelf Life Requirements.  Each Party shall use commercially reasonable efforts to supply its Compound or Compounds hereunder with an adequate remaining shelf life at the time of Delivery to meet the Study requirements.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

8.3Provision of Compounds.

8.3.1Pfizer will deliver the Pfizer Compound [***] (Incoterms 2010) to Ideaya’s, or its designee’s, location as specified by Ideaya (“Delivery” with respect to such Pfizer Compound).  Title and risk of loss for the Pfizer Compound shall transfer from Pfizer to Ideaya [***]. [***].  Ideaya will, or will cause its designee to: (i) take delivery of the Pfizer Compound supplied hereunder; (ii) perform the acceptance procedures allocated to it under the Quality Agreement; (iii) subsequently label and pack (in accordance with Section 8.4) and promptly ship the Pfizer Compound to the Study sites, in compliance with cGMP, GCP and other Applicable Law and the Quality Agreement; and (iv) provide, from time to time at the reasonable request of Pfizer, the following information: any applicable chain of custody forms; in-transport temperature recorder(s); records and receipt verification documentation; such other transport or storage documentation as may be reasonably requested by Pfizer (to the extent within Ideaya’s possession or control); and usage and inventory reconciliation documentation related to the Pfizer Compound.

8.3.2Ideaya is solely responsible, at its own cost, for supplying (including all Manufacturing, acceptance and release testing) the Ideaya Compound for the Study, and the subsequent handling, storage, transportation, warehousing and distribution of the Ideaya Compound supplied hereunder.  Ideaya shall ensure that all such activities are conducted in compliance with cGMP, GCP and other Applicable Law and the Quality Agreement.  For purposes of this Agreement, the “Delivery” of a given quantity of the Ideaya Compound shall be deemed to occur when such quantity is packaged for shipment to a Study site.

8.4 Labeling and Packaging; Use, Handling and Storage.

8.4.1The Parties’ obligations with respect to the labeling and packaging of the Compounds are as set forth in the Quality Agreement.  Notwithstanding the foregoing or anything to the contrary contained herein, Pfizer shall provide the Pfizer Compound to Ideaya in the U.S. commercial presentation or as agreed to by the Joint Development Committee, and Ideaya shall be responsible for labeling, packaging and leafleting such Pfizer Compound, at Ideaya’s sole expense, in accordance with the terms and conditions of the Quality Agreement and otherwise in accordance with all Applicable Law, including cGMP, GCP, and health, safety and environmental protections.

8.4.2 Ideaya shall (i) use the Pfizer Compound solely for purposes of performing the Study; (ii) not use the Pfizer Compound in any manner inconsistent with this Agreement or for any commercial purpose; and (iii) use, store, transport, handle and dispose of the Pfizer Compound in compliance with Applicable Law and the Quality Agreement.  Ideaya shall not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the composition or underlying information, structure or ideas of the Pfizer Compound, and in particular shall not analyze the Pfizer Compound by physical, chemical or biochemical means except as necessary to perform its obligations under the Quality Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

8.5Product Specifications.  A certificate of analysis shall accompany each shipment of the Pfizer Compound to Ideaya.  Upon request, Ideaya shall provide Pfizer with a certificate of analysis covering each shipment of Ideaya Compound used in the Study.

8.6Changes to Manufacturing.  Each Party may make changes from time to time to its Compound or the Manufacturing Site; provided that such changes shall be in accordance with the Quality Agreement.

8.7Product Testing; Noncompliance

8.7.1After Manufacturer’s Release.  After Manufacturer’s Release of Pfizer Compound and concurrently with Delivery of the Compound to Ideaya, Pfizer shall provide Ideaya with such certificates and documentation as are described in the Quality Agreement (“Disposition Package”).  Ideaya shall, within the time defined in the Quality Agreement, perform (i) with respect to such Pfizer Compound, the acceptance procedures allocated to it under the Quality Agreement, and (ii) with respect to the Ideaya Compound, the testing and release procedures allocated to it under the Quality Agreement.  Ideaya shall take all steps reasonably necessary to determine that the Ideaya Compound or Pfizer Compound, as applicable, is suitable for release before making such Ideaya Compound or Pfizer Compound, as applicable, available for human use, and Pfizer shall provide cooperation or assistance as reasonably requested by Ideaya in connection with such determination with respect to a Pfizer Compound.  Ideaya shall be responsible for storage and maintenance of Pfizer Compound until it is tested and/or released, which storage and maintenance shall be in compliance with the Specifications for the applicable Pfizer Compound, the Quality Agreement and Applicable Law, and shall be responsible for any failure of the Pfizer Compound to meet the Specifications to the extent caused by shipping, storage or handling conditions after Delivery to Ideaya hereunder.

8.7.2Non-Conformance.

8.7.2.1In the event that either Party becomes aware that any Compound may have a Non-Conformance, despite testing and quality assurance activities (including any activities conducted by the Parties under Sections 8.7.1 (After Manufacturer’s Release)), such Party shall immediately notify the other Party in accordance with the procedures of the Quality Agreement.  The Parties shall investigate any Non-Conformance in accordance with Section 8.9 (Investigations) and any discrepancy between them shall be resolved in accordance with Section 8.8 (Resolution of Discrepancies).

8.7.2.2In the event that any proposed or actual shipment of Pfizer Compound (or portion thereof) shall be agreed to have a Non-Conformance at the time of Delivery to Ideaya, then unless otherwise agreed to by the Parties, Pfizer shall replace such Pfizer Compound as is found to have a Non-Conformance (with respect to Pfizer Compound that has not yet been administered in the course of performing the Study).  Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Ideaya with respect to any Pfizer Compound that is found to have a Non-Conformance at the time of Delivery shall be (i) replacement of such Pfizer Compound as set forth in this Section 8.7.2.2, (ii) indemnification under Section 14.2 (to the extent applicable) and (iii) termination of this Agreement pursuant to Section 6.3 (to the extent applicable, but subject to the applicable cure periods set forth therein); provided, for clarity, that Ideaya shall not be deemed to be waiving any rights under Section 8.15.  In the event that Pfizer Compound is lost or damaged after Delivery, Pfizer may provide additional Pfizer Compound to Ideaya, if available for the Study.  Such replaced Pfizer Compound shall be provided at no cost to Ideaya, so long as the amount replaced does not in the aggregate exceed [***] of the total quantity of Pfizer Compound to be provided by Pfizer pursuant to Appendix B (the “Replacement Threshold”).  Ideaya shall pay Pfizer the Manufacturing Costs of any replaced Pfizer Compound which Pfizer agrees to supply in excess of the Replacement Threshold.  For the avoidance of doubt, Pfizer shall have no obligation to provide replacement Pfizer Compound for any Pfizer Compound supplied hereunder other than such Pfizer Compound as has been agreed or determined to have a Non-Conformance at the time of Delivery to Ideaya.  Pfizer shall be responsible for any costs incurred by Ideaya in connection with the return or destruction of any Pfizer Compound supplied hereunder that is found to have a Non-Conformance caused by Pfizer.

8.7.2.3Ideaya shall be responsible for, and Pfizer shall have no obligations or liability with respect to, any Ideaya Compound supplied hereunder that is found to have a Non-Conformance.  Ideaya shall replace any Ideaya Compound as is found to have a Non-Conformance (with respect to Ideaya Compound that has not yet been administered in the course of performing the Study).  Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of Pfizer with respect to any Ideaya Compound that is found to have a Non-Conformance at the time of Delivery shall be (i) replacement of such Ideaya Compound as set forth in this Section 8.7.2.3, (ii) indemnification under Section 14.2 (to the extent applicable) and (iii) termination of this Agreement pursuant to Section 6.3 (to the extent applicable, but subject to the applicable cure periods set forth therein); provided, for clarity, that Pfizer shall not be deemed to be waiving any rights under Section 8.15.

8.8Resolution of Discrepancies.  Disagreements regarding any determination of Non-Conformance by Ideaya shall be resolved in accordance with the provisions of the Quality Agreement.

8.9Investigations.  The process for investigations of any Non-Conformance shall be handled in accordance with the Quality Agreement.

8.10Shortage; Allocation.  In the event that a Party’s Compound is in short supply as a result of a manufacturing disruption, manufacturing difficulties or other similar event such that a Party reasonably believes in good faith that it will not be able to fulfill its supply obligations hereunder with respect to such Compound, such Party will provide prompt written notice to the other Party thereof (including the shipments of Compound hereunder expected to be impacted and the quantity of its Compound that such Party reasonably determines it will be able to supply) and the Parties will promptly discuss such

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

situation (including how the quantity of Compound that such Party is able to supply hereunder will be allocated within the Study).  In such event, the Party experiencing such shortage shall (i) use its commercially reasonable efforts to remedy the situation giving rise to such shortage and to take action to minimize the impact of the shortage on the Study, and (ii) allocate to the other Party an amount of Compound at least proportionate to the total amount of the Compound shipments hereunder expected to be impacted by the shortage divided by the total demand for the Compound for the impacted time period.

8.11Records.  Each Party shall maintain complete and accurate records in all material respects pertaining to its Manufacture of its Compound or Compounds supplied hereunder.

8.12Quality.  Quality matters related to the Manufacture of the Compounds shall be governed by the terms of the Quality Agreement in addition to the relevant quality provisions of this Agreement.

8.13Quality Control.  Each Party shall implement and perform operating procedures and controls for sampling, stability and other testing of its Compound or Compounds, and for validation, documentation and release of its Compound or Compounds and such other quality assurance and quality control procedures as are required by the Specifications, cGMPs and the Quality Agreement.

8.14Audits and Inspections.  The Parties’ audit and inspection rights under this Agreement shall be governed by the terms of the Quality Agreement.

8.15Recalls.  Recalls of the Compounds shall be governed by the terms of the Quality Agreement.

8.16VAT.  It is understood and agreed between the Parties that any payments made and any other consideration given under this Agreement are each exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable and at the relevant rate.  Subject to Section 8.17, where VAT is properly charged by the supplying Party and added to a payment made or other consideration provided (as applicable) under this Agreement, the Party making the payment or providing the other consideration (as applicable) will pay the amount of VAT properly chargeable only on receipt of a valid tax invoice from the supplying Party issued in accordance with the laws and regulations of the country in which the VAT is chargeable.  Each Party agrees that it shall provide to the other Party any information and copies of any documents within its control to the extent reasonably requested by the other Party for the purposes of (i) determining the amount of VAT chargeable on any supply made under this Agreement, (ii) establishing the place of supply for VAT purposes, or (iii) complying with its VAT reporting or accounting obligations.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

8.17Where one Party or its Affiliate (the “First Party”) is treated as making supply of goods or services in a particular jurisdiction (for VAT purposes) for non-cash consideration, and the other Party or its Affiliate (the “Second Party”) is treated as receiving such supply in the same jurisdiction, thus resulting in an amount of VAT being properly chargeable on such supply, the Second Party shall only be obliged to pay to the First Party the amount of VAT properly chargeable on such supply (and no other amount). The Second Party shall pay such VAT to the First Party on receipt of a valid VAT invoice from the First Party (issued in accordance with the laws and regulations of the jurisdiction in which the VAT is properly chargeable). The Parties agree to (i) use their reasonable endeavors to determine and agree the value of the supply that has been made and, as a result, the corresponding amount of VAT that is properly chargeable, and (ii) provide to each other any information or copies of documents in their control as are reasonably necessary to evidence that such supply will take, or has taken, place in the same jurisdiction (for VAT purposes).

9	Confidentiality.

9.1Subject to Section 13.3.7, Pfizer and Ideaya agree to hold in confidence any Confidential Information provided by the other Party, and neither Party shall use Confidential Information of the other Party except for the performance of the Study and for the Permitted Use and any other use expressly permitted by this Agreement.  Neither Party shall, without the prior written permission of the other Party, disclose any Confidential Information of the other Party to any Third Party except to the extent disclosure (i) is required by Applicable Law; (ii) is pursuant to the terms of this Agreement; or (iii) is necessary for the conduct of the Study, and in each case ((i) through (iii)), provided that the disclosing Party shall provide reasonable advance notice to the other Party before making such disclosure, and assist the other Party in contesting such order or seeking confidential treatment, and in the case of (ii) and (iii) provided that such disclosure is under written obligations of confidentiality and non-use at least as stringent as the obligations contained herein.  For the avoidance of doubt, Ideaya may, without Pfizer’s consent, disclose Confidential Information to clinical trial sites, clinical trial investigators and other Third Party vendors (including contract research organizations) performing the Study, the data safety monitoring and advisory board relating to the Study, and Regulatory Authorities working with Ideaya on the Study, in each case to the extent necessary for the performance of the Study and provided that such persons (other than governmental entities) are bound by an obligation of confidentiality and non-use at least as stringent as the obligations contained herein.  Each Party may disclose the other Party’s Confidential Information only to those of its and its Affiliates’ employees, agents and contractors who need access thereto for the purposes permitted under this Agreement and who are bound by obligations of confidentiality and non-use at least as stringent as the obligations contained herein.

9.2Inventions that constitute Confidential Information and are jointly owned by the Parties shall constitute the Confidential Information of both Parties.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

9.2.1Pfizer shall have the right to (i) use jointly owned Confidential Information and Clinical Data in connection with its independent development, commercialization or other exploitation of any proprietary Pfizer compound including the Pfizer Compound (alone or in combination with the Ideaya Compound and/or other pharmaceutical agents) and (ii) disclose jointly owned Confidential Information and Clinical Data in press releases and/or filings under the SEC Rules as reasonably determined to be necessary under SEC Rules by Pfizer, in each case without the consent of, or any obligation to account to, Ideaya; and (ii) disclose such Confidential Information to Third Parties consistent with Articles 3.8, 10, 11 and 12.

9.2.2Ideaya shall have the right to (i) use jointly owned Confidential Information and Clinical Data in connection with its independent development, commercialization or other exploitation of any proprietary Ideaya compound including the Ideaya Compound (alone or in combination with the Pfizer Compound and/or other pharmaceutical agents), (ii) disclose jointly owned Confidential Information and Clinical Data in press releases and/or filings under the SEC Rules as reasonably determined to be necessary under SEC Rules by Ideaya, and (iii) disclose jointly owned Confidential Information and Clinical Data to bona fide actual or prospective non-pharmaceutical company underwriters, investors, lenders or other financing sources, and who in each case have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restrictions on use. in each case without the consent of Pfizer; and (ii) disclose such Confidential Information to Third Parties consistent with Articles 3.8, 10, 11 and 12.

9.3Inventions that constitute Confidential Information and are solely owned by one Party shall constitute the Confidential Information of that Party. Subject to Section 3.8, Ideaya may use and disclose to Third Parties any Ideaya solely owned Confidential Information for any purpose without obligation or accounting to Pfizer.  Similarly, subject to Section 3.8, Pfizer may use and disclose to Third Parties any Pfizer solely owned Confidential Information for any purpose without obligation or accounting to Ideaya.

9.4All Confidential Information containing personal identifiable data shall be handled in accordance with all data protection and privacy laws, rules and regulations applicable to such Party.

10	Intellectual Property.

10.1Joint Ownership and Prosecution.

10.1.1Subject to Sections 10.2 and 10.3, all rights to all Inventions relating to or covering the combined use of the Pfizer Compound and the Ideaya Compound (each a “Jointly Owned Invention”) shall belong jointly to Pfizer and Ideaya.  For those countries where a specific license is required for a joint owner of a Jointly Owned Invention to practice such Jointly Owned Invention in such countries, (i) Ideaya hereby grants to Pfizer a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Ideaya’s right, title and interest in and to all

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Jointly Owned Inventions to use such Inventions for the Permitted Use and any other use expressly permitted by this Agreement, and (ii) Pfizer hereby grants to Ideaya a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Pfizer’s right, title and interest in and to all Jointly Owned Inventions to use such Inventions for the Permitted Use and any other use expressly permitted by this Agreement.  For clarity, the terms of this Agreement do not provide Pfizer or Ideaya with any rights, title or interest or any license to the other Party’s background intellectual property except as necessary to conduct the Study and as expressly set forth in Section 10.4.  Each Party shall have the right to freely exploit each Jointly Owned Invention, both within and outside the scope of the Study, without accounting to or any other obligation to the other Party, and each Party may grant licenses (with a right to sublicense) to Third Parties under such Party’s interest in each Jointly Owned Invention.

10.1.2Promptly following the Effective Date, patent representatives of each of the Parties shall meet (in person or by telephone) to discuss the patenting strategy for any Jointly Owned Inventions which may arise.  In particular, the Parties shall discuss which Party will file a patent application (including any provisional, substitution, divisional, continuation, continuation in part, reissue, renewal, reexamination, extension, supplementary protection certificate and the like) in respect of any Jointly Owned Invention (each, a “Joint Patent Application”) and whether the Parties wish to appoint Joint Patent Counsel.  In any event, the Parties shall consult and reasonably cooperate with one another in the preparation, filing, prosecution (including prosecution strategy) and maintenance of such patent application and shall equally share the expenses associated with the Joint Patent Applications. In the event that one Party (the “Filing Party”) wishes to file a patent application for a Jointly Owned Invention and the other Party (the “Non-filing Party”) does not want to file any patent application for such Jointly Owned Invention or does not want to file in a particular country, the Non-filing Party shall execute such documents and perform such acts at the Filing Party’s expense as may be reasonably necessary to effect an assignment of such Jointly Owned Invention to the Filing Party (in such country or all countries, as applicable) in a timely manner to allow the Filing Party to prosecute such patent application.  Likewise, if a Party (the “Opting-out Party”) wishes to discontinue the prosecution and maintenance of a Joint Patent Application, the other Party, at its sole option (the “Continuing Party”), may continue such prosecution and maintenance.  In such event, the Opting-out Party shall execute such documents and perform such acts at the Continuing Party’s expense as may be reasonably necessary to effect an assignment of such Joint Patent Application to the Continuing Party (in such country or all countries, as applicable) in a timely manner to allow the Continuing Party to prosecute and maintain such patent application.  Any Joint Patent Application or Jointly Owned Invention so assigned shall thereafter be owned solely by the Continuing Party or Filing Party (as applicable), and the Opting-out Party or Non-filing Party (as applicable) shall have no right to practice under such Joint Patent Application or any patent claiming such Jointly Owned Invention in the applicable country or countries and, for the avoidance of doubt, any such patent, when issued, shall not be a Joint Patent.  The Filing Party or Continuing Party (as applicable) hereby grants to the Opting-out Party or Non-Filing Party (as applicable) a perpetual, irrevocable, non-exclusive, royalty-free fully paid-up license under such solely owned patent applications and patents to practice any Invention claimed therein solely for

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

the purposes of developing and commercializing its respective Compound for use in the Combination, which license shall not be transferable or sublicensable to any Third Party except to (A) Affiliates of the Opting-out Party or Non-Filing Party (as applicable) and (B) Third Parties engaged in developing, manufacturing or marketing that Party’s Compound for or on behalf of that Party or its Affiliates.

10.1.3Except as expressly provided in Section 3.7, 9.1, 10.1.2, 10.2 or 10.3 and in furtherance and not in limitation of Section 9.1, each Party agrees to make no patent application based on the other Party’s Confidential Information, and to give no assistance to any Third Party for such application, without the other Party’s prior written authorization.

10.1.4Pfizer shall have the first right to initiate legal action to enforce all Joint Patents against infringement, and to protect all Jointly Owned Inventions from misappropriation, by any Third Party where such infringement or misappropriation results from the development or sale of a MEK Inhibitor or to defend any declaratory judgment action relating thereto, at its sole expense.  In the event that Pfizer fails to initiate or defend such action within [***] days after being first notified of such infringement or misappropriation, Ideaya shall have the right to do so at its sole expense.  Similarly, Ideaya shall have the first right to initiate legal action to enforce all Joint Patents against infringement and to protect all Jointly Owned Inventions from misappropriation, by any Third Party where such infringement or misappropriation results from the development or sale of a PKC Inhibitor or to defend any declaratory judgment action relating thereto, at its sole expense. In the event that Ideaya fails to initiate or defend such action within [***] days after being first notified of such infringement, Pfizer shall have the right to do so at its sole expense.  In the event that legal action to enforce Joint Patents will involve infringement or misappropriation resulting from the development or sale of a molecule or molecules that is/are or include(s) both a MEK Inhibitor and a PKC Inhibitor, the Parties shall work together to coordinate such action and shall, unless one Party elects not to pursue such legal action, share the costs and expenses of such litigation equally.  For clarity, if the alleged infringer is selling or intending to sell only one of either a MEK Inhibitor or a PKC Inhibitor, then the foregoing obligation to share the costs and expenses of such litigation shall not apply.

10.1.5If one Party brings any prosecution or enforcement action or proceeding against a Third Party with respect to any Joint Patent, the second Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the suit.  The costs and expenses of the Party bringing suit under this Section 10.1.5 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall be first applied to the out-of-pocket costs of each Party in connection with such action; and then (ii) any remaining proceeds shall be divided evenly between Pfizer and Ideaya.  A settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.1.5 may not be entered into without the consent of the Party not bringing the suit.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

10.2Inventions Owned by Pfizer.  Notwithstanding Section 10.1, the Parties agree that all rights to Inventions relating solely to the Pfizer Compound or a MEK Inhibitor are the exclusive property of Pfizer.  Pfizer shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for any such Invention.  For the avoidance of doubt, any Invention generically encompassing the Pfizer Compound (and not any Ideaya proprietary compound including the Ideaya Compound) within its scope, even where the Pfizer Compound is not disclosed per se, is the exclusive property of Pfizer.

10.3Inventions Owned by Ideaya.  Notwithstanding Section 10.1, the Parties agree that all rights to Inventions relating solely to the Ideaya Compound or a PKC Inhibitor are the exclusive property of Ideaya.  Ideaya shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for any such Invention. For the avoidance of doubt, any Invention generically encompassing the Ideaya Compound (and not any Pfizer proprietary compound including the Pfizer Compound) within its scope, even where the Ideaya Compound is not disclosed per se, is the exclusive property of Ideaya.

10.4Mutual Freedom to Operate for Combination Inventions.

10.4.1Pfizer hereby grants to Ideaya (i) during the term of this Agreement and (ii) perpetually contingent upon and effective as of Regulatory Approval for the commercial sale of the Combination, an irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, to any patent claims directed to the Combination in any patent application or patent owned or controlled by Pfizer which (a) has a priority claim that is earlier than the initiation of the Study (i.e., first dosing of the first patient in the Study) and (b) claims the Combination, solely in order to practice such Combination for all purposes.

10.4.2Ideaya hereby grants to Pfizer (i) during the term of this Agreement and (ii) perpetually contingent upon and effective as of Regulatory Approval for the commercial sale of the Combination, an irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, to any patent claims directed to the Combination in any patent application or patent owned or controlled by Ideaya which (a) has a priority claim that is earlier than the initiation of the Study (i.e., first dosing of the first patient in the Study) and (b) claims the Combination, solely in order to practice such Combination for all purposes.

10.4.3For clarity, the terms of this Section 10.4 do not provide Ideaya or Pfizer with any rights, title or interest or any license to the other Party’s background intellectual property which does not claim the Combination (i.e., intellectual property owned or licensed by either Party which does not constitute an Invention and does not claim the Combination) except as necessary to conduct the Study.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

11	Reprints; Rights of Cross-Reference.

Consistent with applicable copyright and other laws, each Party may use, refer to, and disseminate reprints of scientific, medical and other published articles and materials from journals, conferences and/or symposia relating to the Study which disclose the name of a Party, provided such use does not constitute an endorsement of any commercial product or service by the other Party.

12	Press Releases and Publications.

12.1Subject to Sections 9.2.1 and 9.2.2, the Parties will mutually agree on the content and timing of any press release with respect to this Agreement or the Study.

12.2To the extent required by Applicable Law or in accordance with Ideaya’s policies, Ideaya will register the Study with the Clinical Trials Registry located at www.clinicaltrials.gov. Ideaya is committed to timely publication of the results following Study Completion, after taking appropriate action to secure intellectual property rights (if any) arising from the Study.  The publication of the results of the Study will be in accordance with the Protocol.  Pfizer agrees not to publish any results of the Study involving the Ideaya Compound prior to the timely publication of such Study results by Ideaya.

12.3Each Party shall use reasonable efforts to publish or present scientific papers dealing with the Study in accordance with accepted scientific practice. Each Party may issue a press release related to any scientific presentation or publication regarding the Study in a form mutually agreed to by the Parties.

12.4The Parties agree that prior to submission of the results of the Study for publication or presentation or any other dissemination of results including oral dissemination, the publishing Party shall invite the other to comment on the content of the material to be published or presented according to the following procedure:

12.4.1At least [***] days prior to submission for publication of any paper, letter or any other publication, or thirty (30) days prior to submission for presentation of any abstract, poster, talk or any other presentation, the publishing Party shall provide to the other Party the full details of the proposed publication or presentation in an electronic version (cd-rom or email attachment).  Upon written request from the other Party, the publishing Party agrees not to submit data for publication/presentation for up to an additional [***] days in order to allow for actions to be taken to preserve rights for patent protection.

12.4.2The publishing Party shall give reasonable consideration to any request by the other Party made within the periods mentioned in clause (i) above to modify the publication and the Parties shall work in good faith and in a timely manner to resolve any issue regarding the content for publication.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

12.4.3The publishing Party shall remove all Confidential Information of the other Party before finalizing the publication.

12.5Each Party agrees to identify the other Party and acknowledge the other Party’s support (or sponsorship, if applicable) in any press release and any other publication or presentation of the results of the Study.

13	Representations and Warranties; Disclaimers.

13.1Each of Pfizer and Ideaya represents and warrants to the other that it has the full right and authority to enter into this Agreement and to grant the rights and licenses that it purports to grant hereunder and that this Agreement constitutes a legal and valid obligation binding upon such Party, enforceable in accordance with its terms.

13.2Ideaya does not undertake that the Study shall lead to any particular result, nor is the success of the Study guaranteed.  Neither Party accepts any responsibility for any use that the other Party may make of the Clinical Data nor for advice or information given in connection therewith.

13.3Anti-Corruption.

13.3.1In performing their respective obligations hereunder, the Parties acknowledge that the corporate policies of Pfizer and Ideaya and their respective Affiliates require that each Party’s business be conducted within the letter and spirit of the law. By signing this Agreement, each Party agrees to conduct the business contemplated herein in a manner which is consistent with all Applicable Law, including the U.S. Foreign Corrupt Practices Act (“FCPA”), UK Bribery Act, good business ethics, and its ethics and other corporate policies, and to abide by the spirit of the other Party’s applicable ethics and compliance guidelines which may be provided by such other Party from time to time.

Specifically, each Party agrees that it has not, and covenants that it, its Affiliates, and its and its Affiliates’ directors, employees, officers, and anyone acting on its behalf, will not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any action in furtherance of, any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage; or improperly assisting it in obtaining or retaining business for it or the other Party, or in any way with the purpose or effect of public or commercial bribery.

13.3.2Each Party shall not contact, or otherwise knowingly meet with, any Government Official for the purpose of discussing activities arising out of or in connection with this Agreement, without the prior written approval of the other Party, except where such meeting is consistent with the purpose and terms of this Agreement and in compliance with Applicable Law.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

13.3.3Each Party represents that: (i) it has no impediment to enter into the transaction contemplated in this Agreement; (ii) it is not excluded, debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government programs; and (iii) it has not and will not use in any capacity the services of any person or subcontractor debarred under Applicable Law with respect to activities to be performed under this Agreement.

13.3.4Each Party represents and warrants that except as disclosed to the other in writing prior to the commencement of this Agreement: (1) it does not have any interest which directly or indirectly conflicts with its proper and ethical performance of this Agreement; (2) it shall maintain arm’s length relations with all Third Parties with which it deals for or on behalf of the other in performance of this Agreement; and (3) it has provided complete and accurate information and documentation to the other Party, the other Party’s Affiliates and its and their personnel in the course of due diligence conducted by the other Party for this Agreement, including disclosure of any officers, employees, owners or persons directly or indirectly retained by such Party in relation to the performance of this Agreement who are Government Officials or relatives of Government Officials. Each Party shall make all further disclosures as necessary to the other Party to ensure the information provided per this Section 13.3.4 remains complete and accurate throughout the term of this Agreement. Subject to the foregoing, each Party agrees that it shall not hire or retain any Government Official to assist in its performance of this Agreement, with the sole exception of conduct of or participation in clinical trials under this Agreement, provided that such hiring or retention shall be subject to the completion by the hiring or retaining Party of a satisfactory anti-corruption and bribery (e.g., FCPA) due diligence review of such Government Official.  Each Party further covenants that any future information and documentation submitted to the other Party as part of further due diligence or a certification related to this Section 13.3 shall be complete and accurate.

13.3.5Each Party shall have the right during the term of this Agreement, and for a period of [***] following termination of this Agreement, to conduct an investigation and audit of the other Party’s activities, books and records, to the extent they relate to that other Party’s performance under this Agreement, to verify compliance with the terms of this Section 13.3.  Such other Party shall cooperate fully with such investigation or audit, the scope, method, nature and duration of which shall be at the sole reasonable discretion of the Party requesting such audit.

13.3.6Each Party shall ensure that all transactions under the Agreement are properly and accurately recorded in all material respects on its books and records and that each document upon which entries in such books and records are based is complete and accurate in all material respects. Each Party further represents, warrants and covenants that all books, records, invoices and other documents relating to payments and expenses under this Agreement are and shall be complete and accurate and reflect in reasonable detail the character and amount of transactions and expenditures. Each Party must maintain a system of internal accounting controls reasonably designed to ensure that no off-the-books or similar funds or accounts will be maintained or used in connection with this Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

13.3.7Each Party agrees that in the event that the other Party believes in good faith that there has been a possible violation of any provision of Section 13.3, such other Party may make full disclosure of such belief and related information needed to support such belief at any time and for any reason to any competent government bodies and its agencies, and to whoever such Party determines in good faith has a legitimate need to know.

13.3.8Each Party shall comply with its own ethical business practices policy and any Corporate Integrity Agreement to which it is subject, and shall conduct its Study-related activities in accordance with Applicable Law. Each Party agrees to ensure that all of its employees involved in performing its obligations under this Agreement are made specifically aware of the compliance requirements under this Section 13.3.  In addition, each Party agrees to ensure that all such employees participate in and complete mandatory compliance training to be conducted by each Party, including specific training on anti-bribery and corruption, prior to his/her performance of any obligations or activities under this Agreement.  Each Party further agrees to certify its continuing compliance with the requirements under this Section 13.3 on a periodic basis during the term of this Agreement in such form as may be reasonably requested by the other Party.

13.4EXCEPT AS EXPRESSLY PROVIDED HEREIN, Ideaya MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE Ideaya COMPOUND, AND Pfizer MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE Pfizer COMPOUND.

14	Insurance; Indemnification; Limitation of Liability.

14.1Insurance. Each Party warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein.  Upon request, a Party shall provide evidence of such insurance.

14.2Indemnification.

14.2.1Indemnification by Pfizer.Pfizer agrees to defend, indemnify and hold harmless Ideaya, its Affiliates, and its and their employees, directors, subcontractors and agents from and against any loss, damage, reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any claim, proceeding, or investigation by a Third Party arising out of this Agreement or the Study (a “Liability”), except to the extent that such Liability (A) was directly caused by (i) negligence or willful misconduct on the part of Ideaya (or any of its Affiliates, or its and their employees, directors, subcontractors or agents); (ii) a breach on the part of Ideaya of any of its representations and warranties or any other covenants or obligations of Ideaya under this Agreement; or (iii) a breach of Applicable Law by Ideaya; or (B) is determined to be attributable to the Ideaya Compound.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

14.2.2Indemnification by Ideaya.Ideaya agrees to defend, indemnify and hold harmless Pfizer, its Affiliates, and its and their employees, directors, subcontractors and agents from and against any Liability to the extent that such Liability (A) was directly caused by (i) negligence or willful misconduct on the part of Ideaya (or any of its Affiliates, or its and their employees, directors, subcontractors or agents); (ii) a breach on the part of Ideaya of any of its representations and warranties or any other covenants or obligations of Ideaya under this Agreement; or (iii) a breach of Applicable Law by Ideaya; or (B) is determined to be attributable to the Ideaya Compound.

14.2.3Procedure.  The obligations of Ideaya and Pfizer under this Section 14.2 are conditioned upon the delivery of written notice to Ideaya or Pfizer, as the case might be, of any potential Liability within a reasonable time after a Party becomes aware of such potential Liability.  A Party will have the right to assume the defense of any suit or claim related to the Liability (using counsel reasonably satisfactory to the other Party) if it has assumed responsibility for the suit or claim in writing.  The other Party may participate in (but not control) the defense thereof at its sole cost and expense.  The Party controlling such defense (the “Defending Party”) shall keep the other Party (the “Other Party”) advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the Other Party with respect thereto.  The Defending Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Other Party, which shall not be unreasonably withheld.  The Defending Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Other Party from all liability with respect thereto or that imposes any liability or obligation on the Other Party without the prior written consent of the Other Party.

14.2.4Study Subjects.  Pfizer shall not offer compensation on behalf of Ideaya to any Study subject or bind Ideaya to any indemnification obligations in favor of any Study subject.  Likewise, Ideaya shall not offer compensation on behalf of Pfizer to any Study subject or bind Pfizer to any indemnification obligations in favor of any Study subject.

14.3limitation of liability.  OTHER THAN WITH RESPECT TO DAMAGES ARISING OUT OF OR RELATED TO A PARTY’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT TO USE, DISCLOSE, LICENSE, ASSIGN OR OTHERWISE TRANSFER SAMPLE TESTING RESULTS, CLINICAL DATA, CONFIDENTIAL INFORMATION AND JOINTLY-OWNED iNVENTIONS ONLY FOR the USES EXPRESSLY PERMITTED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES OR SUBCONTRACTORS) BE LIABLE TO THE OTHER PARTY FOR, NOR SHALL ANY INDEMNIFIED PARTY HAVE THE RIGHT TO RECOVER, ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR DAMAGES FOR LOST OPPORTUNITIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (x) THE MANUFACTURE OR USE

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

OF ANY COMPOUND SUPPLIED HEREUNDER OR (y) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT OR ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN OR MADE PURSUANT TO THIS AGREEMENT, EXCEPT THAT SUCH LIMITATION SHALL NOT APPLY TO DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER.

15Use of Name.

Except as expressly provided herein, or as agreed by the Parties in writing, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement.

16Force Majeure.

If in the performance of this Agreement, one of the Parties is prevented, hindered or delayed by reason of any cause beyond such Party’s reasonable control (e.g., war, riots, fire, strike, governmental laws), such Party shall be excused from performance to the extent that it is necessarily prevented, hindered or delayed (“Force Majeure”).  The non-performing Party will notify the other Party of such Force Majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance will be of no greater scope and no longer duration than is necessary and the non-performing Party will use commercially reasonable efforts to remedy its inability to perform.

17Entire Agreement; Modification.

The Parties agree to the full and complete performance of the mutual covenants contained in this Agreement.  This Agreement, together with the Related Agreements, constitutes the sole, full and complete agreement by and between the Parties with respect to the subject matter of this Agreement, and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded by this Agreement.  No amendments, changes, additions, deletions or modifications to or of this Agreement shall be valid unless reduced to writing and signed by the Parties hereto.

18Assignment and Sub-Contracting.

Neither Party shall assign or transfer this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement without such consent (a) to one or more of its Affiliates without the other Party’s consent or (b) to its successor in connection with its merger, acquisition or sale of all or substantially all of its assets to which this Agreement relates.  In addition, any and all rights and obligations of either Party may be exercised or performed by its Affiliates, provided that such Affiliates agree to be bound by this Agreement and that such Party remains responsible for the performance of all such obligations.  Any purported assignment in violation of the foregoing shall be null and void.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

19Invalid Provision.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision. In lieu of the illegal, invalid or unenforceable provision, the Parties shall negotiate in good faith to agree upon a reasonable provision that is legal, valid and enforceable to carry out as nearly as practicable the original intention of the entire Agreement.

20No Additional Obligations.

Pfizer and Ideaya have no obligation to renew this Agreement or apply this Agreement to any clinical trial other than the Study.  Neither Party is under any obligation to enter into another type of agreement at this time or in the future.

21Dispute Resolution and Governing Law.

21.1The Parties shall attempt in good faith to settle all disputes arising out of or in connection with this Agreement in an amicable manner.  Any claim, dispute or controversy arising out of or relating to this Agreement, including the breach, termination or validity hereof or thereof (each, a “Dispute”), shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to its choice of law principles.

21.2Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed or maintained notwithstanding any ongoing discussions between the Parties.

22	Notices.

All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier), or sent by internationally-recognized overnight courier addressed as follows:

If to Ideaya, to:

Ideaya Biosciences, Inc.

7000 Shoreline Ct, Suite 350

South San Francisco, CA 94080

Attention: SVP and Chief Medical Officer, Head of Development

With a copy to:

Ideaya Biosciences, Inc.

7000 Shoreline Ct, Suite 350

South San Francisco, CA 94080

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Attention: General Counsel

If to Pfizer, to:

Pfizer Inc

235 East 42nd Street

New York, NY 10017

With a copy to:

[  ]

23	Relationship of the Parties.

The relationship between the Parties is and shall be that of independent contractors, and does not and shall not constitute a partnership, joint venture, agency or fiduciary relationship.  Neither Party shall have the authority to make any statements, representations or commitments of any kind, or take any actions, which are binding on the other Party, except with the prior written consent of the other Party to do so.  All persons employed by a Party will be the employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

24	Counterparts and Due Execution.

This Agreement and any amendment may be executed in two (2) or more counterparts (including by way of facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers.  When executed by the Parties, this Agreement shall constitute an original instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers.  For clarity, facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

25	Construction.

Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense (and/or).  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including” as used herein shall be deemed to be followed by the phrase “without limitation” or like expression.  The term “will” as used herein means shall.  References to “Article,” “Section” or “Appendix” are references to the numbered sections of this Agreement and the appendices attached to this Agreement, unless expressly stated otherwise.  Except where the context otherwise requires, references to this “Agreement” shall include the appendices attached to this Agreement.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.

[Remainder of page intentionally left blank.]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the Effective Date.

Ideaya Biosciences, Inc.

By:	/s/ Yujiro Hata

Name:	Yujiro Hata

Title:	President and Chief Executive Officer

Pfizer Inc

By:	/s/ Chris Boshoff

Name:	Chris Boshoff

Title:	Chief Development Officer - Oncology

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Appendix A

PROTOCOL SUMMARY

[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Appendix B

SUPPLY OF COMPOUNDS

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Schedule I

DATA SHARING AND SAMPLE TESTING SCHEDULE

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Schedule II

APPROVED THIRD PARTIES

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.